UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Market & Research Corp.
(Exact name of registrant as specified in its charter)

Delaware	22-3341195
(State of incorporation or organization)	(I.R.S. Employer
Identification no.)

10 Wright Street, Suite 220, Westport, CT	06880-3115
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Not Applicable	Not Applicable

If this form relates to the	If this form relates to the
registration of a class of securities	registration of a class of securities
pursuant to Section 12(b) of the	pursuant to Section 12(g) of the
Exchange Act and is effective	Exchange Act and is effective
pursuant to General Instruction	pursuant to General Instruction
A.(c), please check the following	A.(d), please check the following
box. ☐	box. ☒

Securities Act registration statement file number to which this form relates:
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.01 per share
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the common stock of Market & Research Corp. (the “Company”). The Company is authorized to issue up to 150,000,000 shares of common stock with the par value of $.01 per share. The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no pre-emptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor.

Item 2. Exhibits.

Exhibit Number	Title	Location

3.1	Articles of Incorporation, including amendments	*
3.2	By-Laws, including amendments	*

*Expressly incorporated by reference are the Articles of Incorporation and By-Laws set forth in the Annual Report on Form 10-KSB/A, for the fiscal year ended September 30, 2007, filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MARKET & RESEARCH CORP (Registrant)

Date May 6, 2008	By:	/s/ Gary Stein
President